Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Vincent J. Milano President, Chief Executive Officer Phone (610) 321-6225
William C. Roberts Vice President, Corporate Communications Phone (610) 321-6288
Kristina M. Broadbelt (for media)
Assistant Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA INCORPORATED

Reports Third Quarter 2008 Financial Results

- Quarter Highlighted by Record Vancocin® Sales and Increase to Net Sales Guidance -

EXTON, PA, October 29, 2008 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter and nine-months ended September 30, 2008.

Key events since June 30, 2008 include:

Development:

•	Dosing completed in Phase 3 study of maribavir in stem cell transplant (SCT) patients; and

•	Patient enrollment continued in Phase 3 study of maribavir in solid organ (liver) transplant patients;

Operational:

•	Net sales of Vancocin® achieved a record $66 million;

•	Research and development expenses increased by 43 percent over the third quarter of 2007, primarily driven by investments in maribavir and NTCD; and

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Selling, general and administrative expenses increased 56 percent over the third quarter of 2007 due to increased investments in our European operations, our Vancocin sales force, additional medical education activities and increased marketing efforts;

Business Development:

•	Acquisition of Lev Pharmaceuticals completed for $442.9 million of upfront consideration, or $2.75 per Lev share, comprised of $2.25 per share in cash and $0.50 per share in ViroPharma common stock;

•	Contingent consideration of up to $1.00 per Lev share, or $174.6 million may be paid on achievement of certain regulatory and commercial milestones; and

•	FDA approved Cinryze™ for prophylaxis of hereditary angioedema;

Financial Results:

•	Operating income was $33 million;

•	Working capital increased by $28 million to $672 million;

•	Cash, cash equivalents and short-term investments grew by $35 million to $668 million; and

•	15th consecutive quarter of positive cash flow and profitability achieved.

Net sales of Vancocin were $65.9 million for the third quarter of 2008 and $182.3 million for the first nine months of 2008, as compared to $50.9 million and $156.1 million in the respective 2007 periods.

Operating income in the third quarter and nine-months ended September 30, 2008 was $32.8 million and $82.1 million, respectively, compared to $27.9 million and $96.7 million in the third quarter and nine months of 2007, respectively. Operating income increased in the third quarter primarily due to higher sales. Operating income for the nine months ended September 30, 2008 decreased primarily due to higher R&D and SG&A costs partially offset by higher net sales.

“Our execution and achievement continued throughout ViroPharma during the third quarter of 2008,” commented Vincent Milano, ViroPharma’s president and chief executive officer. “As demonstrated by the record net sales of Vancocin during the third quarter of the year, the need for this proven safe and effective treatment for Clostridium difficile disease remains at an all time high, and we believe that our initial sales effort may be influencing appropriate usage. The momentum in our maribavir program continued to build as well, as we made great progress in advancing the two largest CMV studies ever conducted in the transplant setting. We expect this momentum to continue toward our planned initial NDA, MAA, and NDS filings in the third quarter of 2009.”

Continued Milano, “We are also pleased to have closed our acquisition of Lev since the end of the third quarter, and are rapidly moving towards the full commercial launch of Cinryze, an important drug to prevent attacks of hereditary angioedema in a population with few treatment options.”

Net income in the third quarter and nine-months ended September 30, 2008 was $27.1 million and $68.6 million, respectively, compared to a net income of $21.3 million and $75.0 million for the same periods in 2007. Net income per share for the quarter ended September 30, 2008 was $0.39 per share, basic and $0.33 per share, diluted, compared to a net income of $0.30 per share, basic, and $0.26 per share, diluted, for the same period in 2007. Net income per share for the nine-months ended September 30, 2008 was $0.98 per share, basic, and $0.84 per share, diluted, compared to a net income of $1.07 per share, basic, and $0.96 per share, diluted, for the same period in 2007.

The primary drivers of the increase in net income for the third quarter were the increase in net sales and the lower effective tax rate. The decrease in net income for the nine months ended September 30, 2008 were the effects of lower operating income discussed above, partially offset by a lower effective tax rate.

Operating Highlights

During the three and nine months ended September 30, 2008, net sales of Vancocin increased 29.4 percent and 16.8 percent, respectively, compared to the same periods in 2007 primarily due to the impact of a price increase during 2008 and the increase in the number of units sold.

The cost of sales for Vancocin for the three and nine months ended September 30, 2008 increased $0.4 million and decreased $0.1 million, respectively, as compared to the same periods in 2007. For the three and nine month periods ended September 30, 2008 the cost of sales was $2.5 million and $6.8 million, respectively, compared to $2.0 million and $6.9, respectively, for the same period in 2007.

Investment in our product pipeline and the Company continued to grow as research and development (R&D) and selling, general and administrative (SG&A) expenses in the third quarter and nine-months ended September 30, 2008 were $29.1 million and $88.2 million, respectively compared to $19.6 million and $47.7 million for the third quarter and nine-months of 2007, respectively. These increases were due primarily to the increased costs, including the costs of increased personnel, associated with our phase 3 program for maribavir, along with increased selling, general and administrative expense due to compensations costs, including share-based compensation, which resulted from increased headcount for our European operations and our Vancocin sales force, as well as medical education activities and marketing efforts.

Our effective income tax rate was 21.5 percent and 36.4 percent for the quarters ended September 30, 2008 and 2007, respectively and 24.8 percent and 32.3 percent for the nine months ended September 30, 2008 and 2007, respectively. Our income tax expense includes federal, state and foreign income taxes at statutory rates and the effects of various permanent differences. The decrease in the 2008 rate as compared to 2007 is primarily due to our current estimate of the impact of the orphan drug credit for maribavir.

Additionally, in the third quarter of 2008, we reduced our valuation allowance by $3.8 million, $2.6 million was recorded as a reduction of tax expense and $1.2 million was recorded to additional paid in capital, to recognize net deferred tax assets that management believes are more likely than not to be realized. We currently anticipate an effective tax rate in the range of approximately 25 percent to 30 percent for the year ended December 31, 2008, which includes an estimate related to orphan drug credit based upon estimates of qualified expenses and excludes the impact of discreet items, the impact of the Lev acquisition, and any additional potential changes in the valuation allowance. We continue to evaluate our qualified expenses and, to the extent that actual qualified expenses vary significantly from our estimates, our effective tax rate will be impacted.

Regarding additional payments due to Lilly in connection with the Vancocin acquisition, net sales as of September 30, 2008 exceeded the milestone threshold of $45.0 million. As a result, the Company recorded additional purchase price of $7.0 million to intangible assets in 2008. No purchase price consideration will be due to Lilly relating to net sales occurring in the remainder of 2008.

Working Capital Highlights

As of September 30, 2008, ViroPharma’s working capital was approximately $671.8 million, which represents a $77.4 million increase from December 31, 2007, $27.8 million of which occurred in the third quarter of 2008. The nine month increase is primarily the result of cash flows provided by sales of Vancocin.

Business Development Highlights

On October 21, 2008, we completed the merger under which ViroPharma acquired Lev Pharmaceuticals, Inc. (Lev). Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases. The terms of the merger agreement provided for the conversion of each share of Lev common stock into upfront consideration of $442.9 million, or $2.75 per Lev share, comprised of $2.25 per share in cash and $0.50 per share in ViroPharma common stock, and contingent consideration of up to $1.00 per share which may be paid on achievement of certain regulatory and commercial milestones. The Company used approximately $385 million of cash to fund the acquisition, including deal related expenses, and will issue approximately 7,359,667 shares in conjunction with the merger.

Looking ahead in 2008

ViroPharma is commenting upon guidance for the year 2008 as a convenience to investors. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2008, ViroPharma expects the following

•	Net Vancocin sales are expected to be $235 to $245 million;

•	Research and development (R&D) and selling, general and administrative (SG&A) expenses, excluding the impact of SFAS 123R, are expected to be $115 to $125 million.

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The SFAS 123R impact to the above expenses will be approximately 9 million. Including the impact of SFAS 123R, the research and development (R&D) and sales, general and administrative (SG&A) expenses are expected to be between $124 and $134 million.

Non-GAAP Disclosures

This press release includes non-GAAP financial information as the Company’s projected research and development and marketing, general and administrative expenses has been presented excluding the effect of stock option expense resulting from the application of

SFAS 123R. The Company believes that presenting its research and development (R&D) expense and sales, general and administrative (SG&A) expense in this release both with and without the impact of share-based compensation will allow investors to better understand the Company’s financial results and how such results compare with the Company’s prior results and current guidance.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on October 29, 2008 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 877-366-0713 (domestic) and 302-607-2000 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 12, 2008.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains. ViroPharma commercializes Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward looking statements in this press release include the Company’s financial guidance for 2008, and statements regarding ViroPharma’s clinical development programs, including our ability to file an initial NDA, MAA and NDS for maribavir in 2009, the timing and content of final IDSA/SHEA CDI treatment guidelines, the effectiveness of our Vancocin sales efforts, our estimates of future tax rates, or our ability to execute a successful launch of Cinryze later this year. ViroPharma’s 2008 revenue guidance is based upon the Company’s plans to remain vigorous in its opposition to any bioequivalence approach considered for use in approving generic formulations of Vancocin that does not require rigorous scientific methods to demonstrate safety and efficacy consistent with good medicine and science. There can be no assurance that the FDA will agree with the positions stated in ViroPharma’s Vancocin related submissions or that ViroPharma’s efforts to oppose the OGD’s March 2006 recommendation to determine bioequivalence to Vancocin through in vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either ViroPharma’s citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

The company’s actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to successfully commercialize Cinryze;

•	the availability of third party payer reimbursement for Cinryze patients;

•	approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Vancocin or Cinryze;

•	fluctuations in wholesaler order patterns and inventory levels;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for the product;

•	changes in prescribing or procedural practices of infectious disease, gastroenterology and internal medicine doctors, including off-label prescribing of other products;

•	the timing of regulatory submissions and approvals;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed;

•	decrease in the sensitivity of the relevant bacteria to Vancocin;

•	our ability to successfully integrate the business of Lev Pharmaceuticals, Inc.;

•	the timing and results of anticipated events in the Company’s CMV and NTCD programs; and

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the timing and nature of potential business development activities related to the Company’s efforts to expand its current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of the company’s product candidates, or that the company will be successful in gaining regulatory approval of any of its product candidates.

These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission during 2008, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

Consolidated Statements of Operations:

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenue:
Net product sales	$65,913	$50,944	$182,287	$156,074

Revenue	65,913	50,944	182,287	156,074

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	2,460	2,029	6,764	6,900
Research and development	15,070	10,543	45,083	23,365
Selling, general and administrative	14,077	9,027	43,067	24,341
Intangible amortization	1,471	1,401	5,304	4,719

Total costs and expenses	33,078	23,000	100,218	59,325

Operating income	32,835	27,944	82,069	96,749

Interest income	3,090	6,978	13,468	17,046
Interest expense	(1,451)	(1,435)	(4,320)	(2,961)

Income before income tax expense	34,474	33,487	91,217	110,834
Income tax expense	7,399	12,199	22,623	35,852

Net income	$27,075	$21,288	$68,594	$74,982

Basic net income per share	$0.39	$0.30	$0.98	$1.07

Diluted net income per share	$0.33	$0.26	$0.84	$0.96

Shares used in computing net income per share
Basic	69,965	69,835	69,946	69,807

Diluted	84,592	83,901	84,409	79,747

Consolidated Balance Sheets:

(in thousands)

	September 30, 2008	December 31, 2007
Cash, cash equivalents and short-term investments	$668,365	$584,328
Working capital	671,772	594,403
Total assets	854,524	776,066
Total stockholders’ equity	574,174	496,563

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